Exhibit 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

April 28, 2005

EPIX REPORTS FIRST QUARTER RESULTS FOR 2005

- Conference call to feature update on growth of U.S. angiographic market -

CAMBRIDGE, MA, April 28, 2005 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the first quarter 2005.

Financial highlights for the quarter ended March 31, 2005 included:

•                  Net loss of $6.3 million, or $0.27 per share, in the first quarter of 2005 compared to a net loss of $3.9 million, or $0.17 per share, for the first quarter of 2004.

•                  Revenues of $2.1 million in the first three months of 2005 as compared to $3.6 million in 2004.

•                  Total operating expenses for the three months ended March 31, 2005 of $8.3 million compared to $7.7 million for 2004.

•                  Cash, cash equivalents and marketable securities totaled $158.6 million as of March 31, 2005.

Shares outstanding as of March 31, 2005 were 23.3 million.

Recent operating highlights included:

•                  In January 2005, EPIX received an approvable letter from the FDA for the Company’s New Drug Application (NDA) for MS-325 requesting additional clinical studies to demonstrate efficacy prior to approval. The letter identified no safety or manufacturing deficiencies.  MS-325 is a contrast agent designed specifically for vascular imaging with magnetic resonance angiography (MRA).

•                  In April 2005, EPIX initiated a Phase II proof-of-concept study of EP-2104R to test the feasibility of detecting blood clots in varied clinical populations when used with MRI.  EP-2104R is an MR imaging agent that selectively targets fibrin, a protein common to all blood clots.

•                  In April 2005, EPIX appointed Sheila DeWitt, PhD as Vice President, Business Development and Strategic Planning.

 “We continue our efforts to address the concerns raised by the approvable letter we received from the FDA in January 2005, and to define the regulatory path forward for MS-325 in the US,” said Michael D. Webb, Chief Executive Officer of EPIX. “We strongly believe in the potential of MS-325 for the diagnosis and management of vascular disease.  Additionally, the recent initiation of our Phase II proof-of-concept clinical program for our blood clot imaging agent, EP-2104R, is a major achievement for the company.”

EPIX also released 2004 angiography market estimates that have recently become available.  The table below highlights U.S. vascular imaging procedures for 2004.

2004* Millions of U.S. procedures	Cerebral, Carotid	Abdominal, Peripheral, Other		Coronary		Total

X-ray Angiography (XRA)	.5	1.5		2.4		4.4
MRA	2.2	.8		—		2.9	**
CT Angiography (CTA)	.3	1.7		—		2.0
	3.0	3.9	**	2.5	**	9.4	**

*     Data provided by Arlington Medical Resources.

**   Total does not add due to rounding.

“The diagnostic angiography market, with its shift to less-invasive tools, maintained a strong growth rate, with total angiographic procedures increasing by approximately one million, or 12%, in 2004 compared to 2003,” Webb remarked.  “For non-coronary angiography, 2004 procedures increased 19% over 2003.  Growth of both MRA and CTA is evidence that minimally invasive diagnostic tools are attractive to medical professionals.  The use of CTA has grown substantially in the last year, primarily for pulmonary imaging in the emergency setting where MRA is less applicable. The data also show that the vast majority of MRA procedures are still performed in the cerebral and carotid arteries, areas where the use of MRA is less technically challenging.  We also continue to see substantial growth in peripheral, abdominal and other MRA procedures.”

“MS-325, with its extended imaging window, may provide the potential to image multiple vascular beds with one dose in a single, minimally-invasive imaging session,” Webb continued.  “By making angiography applicable to a wider variety of potential users, and providing high resolution images, we believe that MRA with MS-325 will be a valuable alternative to currently available angiographic exams.  MS-325 has the potential to significantly expand the MRA market.”

EPIX will host a conference call and live webcast of its conference call discussing the Q1 financial results at 4:30 pm ET today, Thursday, April 28, 2005. Michael D. Webb, Chief Executive Officer, Andrew Uprichard, President and Chief Operating Officer, and Peyton Marshall, Chief Financial Officer, will host the call. The dial-in number for the EPIX conference call is 888-464-7607. A recording of this call may be accessed through Tuesday, May 3, by calling 800-642-1687, using reservation code 4029374. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixpharma.com.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast.  Two hours after the live webcast, an archived version of the call will be available on the EPIX website by clicking “Investor Relations”.

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, MS-325, is the first imaging pharmaceutical specifically designed for MRA.  In January 2005, EPIX received an approvable letter from the FDA for the Company’s New Drug Application (NDA) for MS-325 requesting additional clinical studies.  Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to our discussions with the FDA to define the regulatory path forward for MS-325, the value of MS-325 for the diagnosis and management of vascular disease, and the timing for initiation of Phase II clinical trials of EP-2104R.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, the timing of receipt of regulatory approvals of our products under development,  our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

EPIX Pharmaceuticals, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Revenues:
Product development revenue	$1,476	$2,652
Royalty revenue	444	689
License fee revenue	166	283
Total revenues	2,086	3,624
Operating Expenses:
Research and development	5,533	5,513
General and administrative	2,744	2,172
Total operating expenses	8,277	7,685
Operating loss	(6,191)	(4,061)
Other income, net	(65)	203

Loss before provision for income taxes	(6,256)	(3,858)
Provision for income taxes	—	9

Net loss	$(6,256)	$(3,867)
Net loss per share	$(0.27)	$(0.17)
Weighted average shares	23,227	22,622

Condensed Balance Sheet

	March 31, 2005	December 31, 2004
Assets:
Cash, cash equivalents and available-for-sales marketable securities	$158,619	$164,440
Other current assets	1,380	908
Property and equipment, net	2,385	2,491
Other assets	3,333	3,448
Total assets	$165,717	$171,287

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$6,132	$5,157
Other current liabilities	22,951	23,538
Convertible debt	100,000	100,000
Other long-term liabilities	1,044	1,210
Stockholders’ equity	35,590	41,382
Total liabilities and stockholders’ equity	$165,717	$171,287